                                             Filed Pursuant to Rule 424(b)(2)
                                                   Registration No. 333-64158





            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 31, 2001

                               60,000,000 Shares

[Mirant Corporation Logo]      MIRANT CORPORATION

                                  Common Stock

                               ------------------

     We are selling 60,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "MIR". On December 20, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $13.99.

     Investing in the common stock involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement and on page 10 of the accompanying prospectus.

                                                                         UNDERWRITING
                                                                         DISCOUNTS AND   PROCEEDS TO
                                                       PRICE TO PUBLIC    COMMISSIONS       MIRANT
                                                       ---------------   -------------   ------------
Per Share............................................   $      13.70      $      1.05    $      12.65
Total................................................   $822,000,000      $63,000,000    $759,000,000

                               ------------------

     Delivery of the shares of common stock will be made on or about December 26, 2001.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

          The date of this prospectus supplement is December 20, 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
ABOUT THIS PROSPECTUS SUPPLEMENT......   S-3
WHERE YOU CAN FIND MORE INFORMATION...   S-3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................   S-3
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   S-5
SUMMARY...............................   S-7
RISK FACTORS..........................   S-9
USE OF PROCEEDS.......................  S-12
PRICE RANGE OF COMMON STOCK AND
  DIVIDENDS...........................  S-12

                                        PAGE
                                        ----
CAPITALIZATION........................  S-13
UNDERWRITING..........................  S-14
NOTICE TO CANADIAN RESIDENTS..........  S-15
LEGAL MATTERS.........................  S-16
EXPERTS...............................  S-16
RECENT DEVELOPMENTS
ANNEX A -- CURRENT REPORT ON FORM 8-K, FILED
  ON DECEMBER 5, 2001.
ANNEX B -- CURRENT REPORT ON FORM 8-K, FILED
  ON DECEMBER 21, 2001.

                                   PROSPECTUS

ABOUT THIS PROSPECTUS...................    1
WHERE YOU CAN FIND MORE INFORMATION.....    2
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS............................    3
SUMMARY.................................    4
RISK FACTORS............................   10
USE OF PROCEEDS.........................   10
RATIO OF EARNINGS TO FIXED CHARGES......   11
DESCRIPTION OF DEBT SECURITIES..........   12
DESCRIPTION OF CAPITAL STOCK............   22
DESCRIPTION OF WARRANTS.................   28
DESCRIPTION OF PURCHASE CONTRACTS AND
  PURCHASE UNITS........................   30
SELLING SHAREHOLDERS....................   31
PLAN OF DISTRIBUTION....................   32
LEGAL MATTERS...........................   33
EXPERTS.................................   33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

     You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus to which it relates or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date after the date on the front cover of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. The shares of common stock are being offered and sold only in jurisdictions where offers and sales are permitted.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Mirant Corporation", "Mirant", "we", "us" and "our" or similar terms are to Mirant Corporation, its predecessors and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus supplement is part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. The registration statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may also obtain copies of this information by mail from the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement will automatically update and supercede information contained in this prospectus supplement.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

     The following documents contain important information about us and our financial condition. We have previously filed these documents with the SEC and incorporate them by reference into this prospectus supplement:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 21, 2001, as amended by Form 10-K/A, filed on June 29, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 10, 2001, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 10, 2001, as amended by Form 10-Q/A, filed on August 22, 2001, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 9, 2001, as amended by Form 10-Q/A, filed on November 14, 2001;

     - our definitive proxy statement filed on April 3, 2001;

     - the description of our common stock and associated preferred stock purchase rights contained in Form 8-A, filed on September 7, 2000 and any amendment or report filed for the purpose of updating this description; and

     - our Current Reports on Form 8-K filed on October 3, 2001, October 29, 2001, December 5, 2001 (see Annex A) and December 21, 2001 (see Annex B).

     We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus supplement and prior to the termination of this offering. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 of Form 8-K, except for the Form 8-K dated December 5, 2001.

     Statements made in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus supplement is a part or as an exhibit to the documents incorporated by reference. Each statement about the contents of any contract or other document is qualified in all material respects by reference to such contract or other document.

     We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered a copy of any document incorporated by reference in this prospectus supplement and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone number: Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, Georgia 30338, (678) 579-5000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus supplement or incorporated by reference herein, especially those in the sections entitled "Summary," "Risk Factors" and elsewhere included in this prospectus supplement constitute forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include:

     - legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry;

     - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     - state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

     - political, legal and economic conditions and developments in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - financial market conditions and the results of our financing efforts;

     - changes in market conditions, including, but not limited to, developments in energy and commodity supply, volume and pricing and interest rates;

     - weather and other natural phenomena;

     - performance of our projects undertaken and the success of our efforts to invest in and develop new opportunities;

     - developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of our counterparties, default on receivables due and adverse results in current or future litigation;

     - the direct or indirect effects on our business, including the availability of insurance, resulting from the terrorist actions on September 11, 2001 or any other terrorist actions or responses to such actions, including, but not limited to, acts of war;

     - the direct or indirect effects on our business resulting from the bankruptcy of Enron, including, but not limited to, its effects on liquidity in the trading and power industry, and its effects on the capital markets views of the energy or trading industry and our ability to access the capital markets on the same favorable terms as in the past;

     - the direct or indirect effects on our business of a lowering of our credit rating, including, increased collateral requirements to execute our business plan, refusal by our current or potential counterparties or customers to enter into transactions with us and our inability to obtain credit or capital in amounts or on terms favorable to us; and

     - other factors discussed in this prospectus supplement, the accompanying prospectus or our reports (including our Form 10-K filed on March 21, 2001, as amended on June 29, 2001, and our Forms 10-Q filed on May 10, 2001, August 10, 2001, as amended on August 22, 2001 and November 9, 2001, as amended on November 14, 2001) filed from time to time with the SEC.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not undertake a duty to update any of the forward-looking statements.

                                    SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, including the risk factors, the accompanying prospectus and the documents incorporated by reference. Unless the context requires otherwise, all references to common stock are to Mirant's common stock, par value $0.01 per share, and the associated preferred stock purchase rights issued under Mirant's stockholder rights plan dated August 22, 2000, as more fully described in the accompanying prospectus.

                               MIRANT CORPORATION

     We are a global competitive energy company with leading energy marketing and risk management expertise. We have extensive operations in North America, Europe and Asia. With an integrated business model, we develop, construct, own and operate power plants and sell wholesale electricity, gas and other energy-related commodity products. We own or control more than 22,300 megawatts ("MW") of electric generating capacity around the world, with approximately another 9,400 MW under development. In North America, we also control access to approximately 4.1 billion cubic feet per day of natural gas production, more than 6.4 billion cubic feet per day of natural gas transportation and approximately 59 billion cubic feet of natural gas storage.

     In the Americas, we own and control power generation and natural gas assets and energy marketing operations in North America and generation, transmission and distribution operations in South America and the Caribbean. We own and lease power plants in North America with a total generation capacity of over 13,500 MW, and control over 2,400 MW of additional generating capacity through management contracts. Through Mirant Americas Energy Marketing, L.P., our wholly owned indirect subsidiary, we market and trade energy and energy-linked commodities, including electricity, gas, coal, oil, pulp and paper, weather derivatives and emission allowances. In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Jamaica, Trinidad and Tobago, Brazil and Chile.

     In Europe, we own a 49% economic interest and a 50% voting interest in WPD Holdings UK ("WPDH") which distributes electricity to approximately 1.4 million end-users in southwest England and approximately 1 million end-users in South Wales. Our European marketing and risk management business began trading power in the Nordic energy markets in 1999. We began trading power in Germany, The Netherlands and Switzerland in 2000 and have begun gas trading in the UK on the International Petroleum Exchange in 2001. Our other target markets for energy marketing and trading include Austria, Italy and central Europe. In addition, on November 30, 2001, we signed an agreement with Vattenfall AG to sell our 44.8% ownership position in Bewag AG, an electric utility serving over 2 million customers in Berlin, Germany, for $1.63 billion. The sale is contingent only on approval by relevant anti-trust authorities and is expected to close early in the first quarter of 2002.

     In the Asia-Pacific region, we have interests in over 8,600 MW (net equity ownership of approximately 3,100 MW) of generation capacity in the Philippines and China. Most of our revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar to mitigate foreign currency exchange risks.

     Our principal executive offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338, and our telephone number is (678) 579-5000.

                                  THE OFFERING

     The following information is qualified entirely by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Issuer.......................  Mirant Corporation

Common stock offered.........  60,000,000 shares

Shares of common stock
  outstanding after the
  offering...................  400,742,643 shares (1)

NYSE symbol..................  MIR

Use of proceeds..............  The proceeds to us from the sale of the shares of our common stock in this offering are expected to be approximately $759 million, after deducting the underwriter's discounts but before deducting the expenses of this offering. We intend to use the net proceeds to repay a portion of our recourse short-term indebtedness which totaled approximately $1,025 million as of September 30, 2001. These loans had an average interest rate of approximately 3.9% as of September 30, 2001. These loans are outstanding under revolving credit facilities maturing July 2002 and July 2005. The effect of repaying the short-term indebtedness is that we will have more unused committed credit available for working capital, letters of credit and other general corporate purposes.

Risk factors.................  See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
---------------

(1) Does not include approximately 32,000,000 shares of common stock reserved for issuance pursuant to our Omnibus Incentive Compensation Plan, common stock issuable upon conversion of our 2.5% Convertible Senior Debentures due 2021 or Mirant Trust I's 6 1/4% Junior Convertible Subordinated Debentures, Series A.

                                  RISK FACTORS

     Investing in our common stock involves risk. In order to better understand the risks involved in an investment in our securities, please see the risk factors described in our reports filed with the SEC (detailed in "Incorporation of Certain Documents By Reference") which are incorporated by reference in this prospectus supplement. You should carefully consider the following risks, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

     YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE.

     The stock market has experienced significant price and trading volume fluctuations, and the market prices of companies in our industry have been particularly volatile. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after this offering, or the perception that such sales could occur, could affect the price of our common stock.

     OUR BUSINESS AND YOUR INVESTMENT IN THE COMMON STOCK WILL BE ADVERSELY AFFECTED IF OUR SUAL AND PAGBILAO GENERATION FACILITIES ARE UNABLE TO OBTAIN PERMANENT WAIVERS WITH RESPECT TO INSURANCE COVERAGE REQUIREMENTS UNDER THEIR RESPECTIVE CREDIT FACILITIES, AND, AS A RESULT SUCH INDEBTEDNESS IS ACCELERATED. FURTHERMORE, OBTAINING PERMANENT WAIVERS OR REFINANCING THESE CREDIT FACILITIES MAY RESULT IN SUBSTANTIAL COSTS AND LESS FAVORABLE TERMS THAN WE CURRENTLY ENJOY. MIRANT ASIA-PACIFIC MAY BE UNABLE TO REFINANCE ITS CREDIT FACILITY, WHICH MATURES IN JANUARY 2002, ON ACCEPTABLE TERMS AND MAY REPAY SUCH FACILITY WITH AMOUNTS BORROWED BY MIRANT CORPORATION UNDER ITS EXISTING CREDIT FACILITIES OR PURSUANT TO A FINANCING GUARANTEED OR OTHERWISE SUPPORTED BY MIRANT.

     We indirectly hold a 91.9% interest in the 1,218-MW coal-fired Sual plant and an 87.2% interest in the 735-MW coal-fired Pagbilao plant, each in the Philippines. The Sual and Pagbilao plants are financed with non-recourse project debt. As of October 31, 2001, the aggregate principal amounts outstanding under the Sual and Pagbilao credit facilities were approximately $827 million and $369 million, respectively. Under the respective credit agreements, the project companies are required to provide certain specified levels and types of insurance coverage. Although we have secured such types and levels of insurance for each of the Sual and Pagbilao facilities as we believe are normal for prudent operators of similar facilities, we have been unable to secure certain types and levels of insurance required by the respective credit agreements as a result of changes in the insurance markets, including changes attributable to the terrorist attacks on September 11, 2001. Each of the lenders under the Sual and Pagbilao facilities has executed temporary waivers of default, subject to the satisfaction of specific conditions which have subsequently been satisfied. The waivers are effective through April 30, 2002. We are working with the respective lender groups to secure permanent waivers. At this time, we do not anticipate that the Sual and Pagbilao lenders will accelerate the respective loans as a result of the inability of Sual and Pagbilao to provide the specified levels and types of insurance coverage. However, we can give no assurance that the lenders will continue to cooperate with us, provide permanent waivers or additional temporary waivers or, upon expiration of the temporary waivers, refrain from accelerating the loans. In the event of acceleration, we intend and are currently able to refinance the Sual and Pagbilao credit facilities using currently available long-term borrowing capacity, however, if conditions change, we can give no assurance to such effect. If we do not repay or refinance such loans upon an acceleration, the loss of the cash flow and assets of Sual and Pagbilao would have a material adverse effect on us. Further, if we were to refinance such loans, we can give no assurances that such refinancing would not result in substantial costs and be on less favorable terms than we currently have in place. Further, in the event the lenders fail to extend the temporary waivers or to provide permanent waivers, the respective Sual and Pagbilao project entities will be prohibited under the financing documentation from making distributions and, thus, amounts that would otherwise be available for distribution will not be available to us or the intermediate holding companies to repay indebtedness or fund investment activities. We do not consider the defaults under the Sual and Pagbilao credit facilities, or the inability to secure the insurance coverage required thereunder, a breach of the terms of their respective energy conversion agreements with National Power Corporation of the Philippines.

     A failure by the Sual or Pagbilao lenders to extend the temporary waivers or provide permanent waivers with respect to the defaults under the Sual or Pagbilao credit agreements will cause cross-defaults under the credit facility for Mirant Asia-Pacific, a subsidiary of ours and an indirect parent company of Sual and Pagbilao. As of October 31, 2001, the aggregate principal amount outstanding under the Mirant Asia-Pacific credit facility was approximately $792 million. Although no assurances can be given that, in the event of such cross-defaults, the Mirant Asia-Pacific lenders will refrain from declaring a default or accelerating the loan, we do not anticipate at this time that such lenders will declare a default and accelerate the loan in the event of such cross-defaults. In addition, although we believe that, in the event of an acceleration, we would be able to refinance the Mirant Asia-Pacific loan, we can give no assurances to such effect. If we do not repay or refinance such loans upon acceleration, the loss of the cash flow and assets of Mirant Asia-Pacific would have a material adverse effect on us. Further, the Mirant Asia-Pacific loan matures in January 2002. Mirant Asia-Pacific is currently working with a group of commercial lenders to refinance up to $500 million of the loan. If Mirant Asia-Pacific is unable to refinance the loan on acceptable terms, in such event, we may repay the Mirant Asia-Pacific loan with amounts borrowed by us under existing Mirant credit facilities, using our borrowing capacity that could be used to fund other investment activities.

     TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK, PENNSYLVANIA AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND FUTURE WAR OR RISK OF WAR MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR OUR FUTURE GROWTH.

     The impact that the terrorist attacks of September 11, 2001 may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for us to obtain certain types of insurance coverage. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

     OUR CREDIT RATINGS HAVE BEEN REDUCED BY MOODY'S; THIS AND ANY OTHER REDUCTIONS IN RATINGS COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     On December 19, 2001, Moody's Investor Service lowered its rating on our senior unsecured debt from Baa2 (investment grade) to Ba1 (non-investment grade) and commercial paper from Prime 2 to Not Prime. Moody's also lowered its rating on the following of our subsidiaries or subsidiary issues: Mirant Americas Energy Marketing L.P., Mirant Trust I and Mirant Americas Generation, LLC. We are in the process of evaluating the impact of this action on our business. Standard & Poor's Rating Services (S&P) has assigned a rating to our senior unsecured debt of "BBB-", and Fitch, Inc. (Fitch) has assigned a rating to our senior unsecured debt of "BBB" with a negative watch. There can be no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. The recent downgrading by Moody's, and other reductions that may occur, could have a material adverse effect on our financial condition. While the forgoing indicates the ratings from these agencies, we note that these ratings are not a recommendation to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating.

     CURRENT INDUSTRY CONDITIONS MAY ADVERSELY AFFECT GROWTH PROSPECTS.

     Current conditions in the energy equity markets have resulted in the need for additional liquidity. Continuation of these conditions could adversely affect our results of operations and growth prospects. To respond to these conditions, we are taking steps, including the issuance of the shares in this offering, reducing our planned capital expenditures by deferring or cancelling certain construction and acquisition projects through 2003 and undertaking the sale of additional, non-core assets. There can be no assurance that conditions in the energy equity markets will not continue to adversely affect our ability to conduct and expand our trading operations and affect our results of operations.

                                USE OF PROCEEDS

     The proceeds to us from the sale of the shares of our common stock in this offering are expected to be approximately $759 million, after deducting the underwriter's discounts but before deducting the expenses of this offering. We intend to use the net proceeds to repay a portion of our recourse short-term indebtedness which totaled approximately $1,025 million as of September 30, 2001. These loans had an average interest rate of approximately 3.9% as of September 30, 2001. These loans are outstanding under revolving credit facilities maturing July 2002 and July 2005. The effect of repaying the short-term indebtedness is that we will have more unused committed credit available for working capital, letters of credit and other general corporate purposes.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "MIR." The following table provides, for the calendar quarters indicated, the high and low sales prices per share on the New York Stock Exchange as reported on the New York Stock Exchange Composite Tape. Our common stock began trading on the New York Stock Exchange on September 27, 2000.

PERIOD                                                         HIGH     LOW
------                                                        ------   ------
2000
Third Quarter (from September 27, 2000).....................  $31.87   $28.00
Fourth Quarter..............................................  $31.75   $20.56

2001
First Quarter...............................................  $36.00   $20.94
Second Quarter..............................................  $47.20   $27.70
Third Quarter...............................................  $39.59   $19.25
Fourth Quarter (through December 20, 2001)..................  $29.35   $13.16

     On December 20, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $13.99 per share. As of October 31, 2001, there were approximately 214,449 holders of record of our common stock.

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our actual cash and cash equivalents and capitalization as of September 30, 2001 and our capitalization as adjusted to reflect the sale of the shares of common stock in this offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                 SEPTEMBER 30, 2001
                                                              -------------------------
                                                                     (UNAUDITED)
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                    (IN MILLIONS)
Cash and cash equivalents...................................    $ 1,488       $ 1,488
                                                                =======       =======
Non-recourse short-term debt(1).............................    $ 1,090       $ 1,090
Current portion of non-recourse long-term debt(1)...........        984           984
Current portion of recourse long-term debt..................          0             0
Recourse short-term debt....................................      1,025           266
                                                                -------       -------
  Total short-term debt.....................................      3,099         2,340
                                                                -------       -------
Non-recourse long-term debt(1)..............................      4,246         4,246
Recourse senior notes and other long-term debt..............      1,450         1,450
                                                                -------       -------
  Total long-term debt......................................      5,696         5,696
                                                                -------       -------
Minority Interest:
  Company obligated mandatorily redeemable securities of a
     subsidiary holding solely parent company notes.........        345           345
Stockholders' Equity:
  Common stock, $.01 par value(2)...........................          3             4
  Additional paid-in capital................................      4,125         4,883
  Retained earnings.........................................        699           699
  Accumulated other comprehensive loss......................       (128)         (128)
  Treasury stock, at cost...................................         (2)           (2)
                                                                -------       -------
  Total capitalization......................................    $13,837       $13,837
                                                                =======       =======

---------------

(1) This debt is non-recourse to us but is recourse to our applicable subsidiaries and their assets.

(2) Does not include approximately 32,000,000 shares of common stock reserved for issuance pursuant to our Omnibus Incentive Compensation Plan, common stock issuable upon conversion of our 2.5% Convertible Senior Debentures due 2021 or Mirant Trust I's 6 1/4% Junior Convertible Subordinated Debentures, Series A.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in an underwriting agreement dated December 20, 2001, we have agreed to sell to Credit Suisse First Boston Corporation all of the shares of common stock set forth opposite its name.

                                                               NUMBER OF
                        UNDERWRITER                              SHARES
                        -----------                            ----------
Credit Suisse First Boston Corporation......................   60,000,000
          Total.............................................   60,000,000
                                                               ==========

     The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock in the offering if any are purchased.

     The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and at a price less a selling concession of $0.63 per share. The underwriter and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the public offering price and concessions and discounts to broker/dealers may be changed by the underwriter.

                                                               PAID BY MIRANT
                                                               --------------
Per share...................................................    $      1.05
Total.......................................................    $63,000,000

     Our shares of common stock are listed on the New York Stock Exchange. On December 20, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $13.99 per share.

     We estimate that our out-of-pocket expenses for this offering will be approximately $282,000.

     We have agreed with Credit Suisse First Boston Corporation that for a period of 90 days from the date of this prospectus supplement we will not offer or sell (or grant any option or warrant to offer or sell) any shares of our common stock or any security convertible into or exchangeable for our common stock or any securities substantially similar to our common stock, without the prior written consent of Credit Suisse First Boston Corporation, other than any issuance, offer, sale or grant of securities or options or warrants to purchase any securities pursuant to any trading plan or employee compensation or stock purchase plans or director compensation plans described in the registration statement (or any transaction pursuant to which we hedge our obligations under any such employee compensation or stock purchase plans or director compensation plans) or any issuance or offer of securities (or options or warrants to purchase any securities) as consideration in connection with an acquisition (whether by merger or otherwise) by us, provided that the recipients of those securities in connection with an acquisition agree to be locked-up on similar terms for the remainder of such 90-day period.

     A.W. Dahlberg and each of the executive officers on our management council have agreed with the underwriter not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (other than shares in the employee savings plan subject to certain limitations) for a period of 90 days from the date of this prospectus supplement, except with the prior written consent of Credit Suisse First Boston Corporation.

     In the ordinary course of business, the underwriter and certain of its affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriter may be required to make because of those liabilities.

     In connection with the offering the underwriter may engage in stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriter to reclaim a selling concession when the common stock originally sold is then purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENTS OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences or an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed on for us by Gibson, Dunn & Crutcher LLP, Washington, D.C. and for the underwriter by Shearman & Sterling, New York, New York. Shearman & Sterling has represented us and our affiliates in the past.

                                    EXPERTS

     The consolidated financial statements of Mirant Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus supplement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated by reference in this prospectus supplement in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

                                    ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                            ------------------------

                                    FORM 8-K
                            ------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  NOVEMBER 28, 2001

                               MIRANT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                       001-16107                     58-2056305
       (STATE OR OTHER                  (COMMISSION                   (IRS EMPLOYER
       JURISDICTION OF                 FILE NUMBER)                IDENTIFICATION NO.)
        INCORPORATION)

                           1155 PERIMETER CENTER WEST
                                   SUITE 100
                             ATLANTA, GEORGIA 30338
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (678) 579-5000

                                      N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 9.  REGULATION FD DISCLOSURE

     This 8-K is being furnished to provide updated and additional information related to our exposure from Enron Corporation and its various subsidiaries ("Enron").

     The following table provides greater detail of our approximate pre-tax financial exposure as of November 28, 2001 from Enron before any provisions. We do not anticipate that income for the fourth quarter of 2001 will reflect any changes in the value of our contracts with Enron after November 28, 2001. We are currently in the process of determining the amount, if any, of provisions related to our exposure that may be included in our 2001 financial statements.

                                                                  WITHOUT              WITH
                                                              ENRON SUBSIDIARY   ENRON SUBSIDIARY
ENTITY                                                            SET-OFF            SET-OFF
------                                                        ----------------   ----------------
                                                                         (IN MILLIONS)
Europe:
Enron Nordic/Capital Trade(1)(3)............................       $  8.4            $   8.4
Enron Nordic/Capital Trade(1)(3)............................                            (6.9)
                                                                   ------            -------
Total Europe Trading Exposure...............................          8.4              1.5(2)
US:
Enron North America
  Financial Mark-to-Market(1)...............................         75.1               75.1
  Gas Physicals(1)..........................................         33.0               33.0
Enron Power Marketing (Mark-to-Market/ A/R Exp.)(1).........                            (9.1)
Canada:
Enron Canada/Enron NA(1)(3).................................          1.1               (4.0)
Collateral (Cash)...........................................        (38.7)             (38.7)
                                                                   ------            -------
Total U.S. & Canada Trading Exposure........................         70.5             56.3(2)
                                                                   ------            -------
Net Mirant Trading Exposure.................................       $ 78.9            $57.8(2)
                                                                   ======            =======

---------------

(1) These amounts represent netting of all commodities within the same entity consistent with master contract agreements.

(2) These amounts take into account certain additional set-off claims with different Enron entities that we intend aggressively to pursue.

(3) Certain amounts are subject to currency fluctuations.

     In addition our 49% owned United Kingdom affiliate, Western Power Distribution (WPD), is approximately a 15% equity investor in the 1,875-megawatt Teesside Power Station, located in northern England. Enron participates in Teesside through its European affiliates as an owner, an operator, and a power purchaser of the project. The potential impact of Enron insolvency on the operational and financial performance of Teesside has not been fully determined. Failure by Enron to perform on all or a portion of its obligations related to Teesside would create significant risk as to the ongoing viability of the project at current investment levels. The amount of our indirect ownership in Teesside at risk is approximately $32 million.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

     Some of the statements provided herein, including estimates of our exposure from Enron, certain forward-looking information, in addition to historical information. We caution that there can be no assurance that such indicative results will be realized and that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to (i) interpretation of bankruptcy laws concerning amounts due and the ability to set off certain claims with various Enron entities; (ii) indirect effects of the Enron bankruptcy, including reduced liquidity in commodity supply and pricing in the trading markets and our ability to effectively replace terminated contracts with which Enron was the counterparty;
(iii) with respect to European and Canadian exposure, fluctuations in currency exchange rates; and (vi) litigation exposure that may emerge in order for us to defend our various positions and assertions with respect to the Enron situation. We expressly disclaim any obligation to update any of the forward-looking information presented herein, including any exposure fluctuations.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 5, 2001                    MIRANT CORPORATION

                                          By /s/ JAMES A. WARD
                                            ------------------------------------
                                            James A. Ward
                                            Senior Vice President, Finance
                                            And Accounting
                                            (Principal Accounting Officer)

                                                                         ANNEX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                            ------------------------

                                    FORM 8-K
                            ------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  NOVEMBER 15, 2001

                               MIRANT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                       001-16107                     58-2056305
       (STATE OR OTHER                  (COMMISSION                   (IRS EMPLOYER
       JURISDICTION OF                 FILE NUMBER)                IDENTIFICATION NO.)
        INCORPORATION)

                           1155 PERIMETER CENTER WEST
                                   SUITE 100
                             ATLANTA, GEORGIA 30338
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (678) 579-5000

                                      N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER

RECENT DEVELOPMENTS

     - As of November 15, 2001, in connection with our Sual Pagbilao power plants as discussed in our most recent Form 10-Q, each of the lenders under the credit facilities for our Philippines generating facilities for our Sual and Pagbilao Philippines generating facilities had executed temporary waivers of default with respect to insurance coverage required under the respective credit facilities, subject to the satisfaction of specific conditions, which have subsequently been satisfied. The waivers are effective through April 30, 2002. We are working with the respective lender groups to secure permanent waivers.

     - On November 27, 2001, in connection with the New York Independent System Operator Automatic Mitigation Plan as discussed in our most recent Form 10-Q, the FERC, issued an order extending the effectiveness of the Automatic Mitigation Procedure through April 30, 2002.

     - On December 3, 2001, we announced that we had entered into an agreement in which Vattenfall AB will buy 44.8% ownership position in Berliner Kraft-und Licht (BEWAG), located in Berlin, Germany, for $1.63 billion. The sale is contingent upon approval by relevant anti-trust authorities.

     - On December 6, 2001, in connection with the California price mitigation and refund proceeding and the California Independent System Operator claims proceeding before the FERC each as described in our most recent Form 10-Q, the FERC issued an order deferring the hearings to determine the amount of any refunds and amounts owed for sales made to the CAISO/PX that were to be held from December 2001 and February 2002. In an order issued on December 19, 2001, the FERC directed the resumption of those proceedings. In the December 19 order, the FERC also affirmed on rehearing the methodology for calculating refunds set forth in the July 25, 2001 FERC order, in pertinent part, and the prospective price mitigation methodology set forth in the June 19, 2001 FERC order.

     - On December 14, 2001, in connection with the Mobile Energy and Mobile Energy Services Holdings bankruptcy proceeding as described in our most recent Form 10-Q, Mobile Energy filed a third joint plan of reorganization that outlines alternative ways by which the Mobile Energy bondholders would acquire ownership of Mobile Energy. Under either proposed approach, Southern Company's interest would be terminated. Approval of that proposed plan of reorganization would result in a termination of Southern Company's direct and indirect ownership interests in both entities, but would not affect Southern Company's continuing guarantee obligations that are in the 2000 financial statements. The amended plan has no effect on the Company's indemnity obligations to Southern. The final outcome of this matter cannot now be determined.

     - Ratings:

       - On December 19, 2001, Moody's Investors Service lowered its rating on our senior unsecured debt from Baa2 (investment grade) to Ba1 (non-investment grade). Moody's also lowered its rating on the following of our subsidiaries or subsidiary issues: Mirant Americas Energy Marketing L.P., Mirant Trust I and Mirant Americas Generation, LLC. We are in the process of evaluating the impact of this action on our business, which will include among other things the posting of significant additional collateral.

       - On December 20, 2001, Standard & Poor's Rating Services affirmed our its investment grade credit rating of BBB- for us and our affiliates.

       - As of December 20, 2001, Fitch had our senior unsecured debt rated as BBB and our trust preferred securities rated BBB- with a negative watch.

       - While the forgoing indicates the ratings from these agencies, we note that these ratings are not a recommendations to buy, sell or hold our securities, that the ratings may be subject to revision or withdrawal at any time by the assigning rating organization and that each rating should be evaluated independently of any other rating.

     - On December 20, 2001, we entered into an underwriting agreement, dated December 20, 2001 (the "Underwriting Agreement"), by and between us and Credit Suisse First Boston Corporation (the "Underwriter"), for the issuance and sale to the Underwriter of an aggregate of 60,000,000 shares of our common stock, par value $0.01 per share. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1 to this report.

     - As of December 21, 2001, with respect to the announced agreement to acquire a 97.5% ownership interest in EcoElectrica Holdings Ltd. as discussed in our most recent Form 10-Q, we are working diligently to close the transaction. However, due to certain unresolved conditions precedent to closing the transaction, we do not anticipate that the sale will take place prior to December 31, 2001. Under the purchase agreement, if the transaction does not close on or before December 31, 2001, then the purchase agreement is cancelable by any party. If, as we expect, the transaction does not close before year-end, we will reevaluate the desirability of the transaction based on the then-current circumstances.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     Exhibits (c)

EXHIBIT
  NO.                            EXHIBIT NAME
-------                          ------------
  1.1    Underwriting Agreement dated December 20, 2001, by and
         between the Registrant and Credit Suisse First Boston
         Corporation.
 10.39   Bewag Share Purchase Agreement

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 21, 2001                   MIRANT CORPORATION

                                          By: /s/ JAMES A. WARD
                                            ------------------------------------
                                            James A. Ward
                                            Senior Vice President, Finance
                                            And Accounting
                                            (Principal Accounting Officer)

PROSPECTUS

                               MIRANT CORPORATION

       Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
                Warrants, Purchase Contracts and Purchase Units

     By this prospectus, Mirant Corporation ("Mirant," "we" or "us") may from time to time offer securities to the public. In addition, by this prospectus, selling shareholders may from time to time collectively offer up to 16,200,000 shares of our common stock. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

     Our common stock is listed on the New York Stock Exchange under the symbol "MIR".

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 10 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY ARE A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED TO SELL OUR SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                 THE DATE OF THIS PROSPECTUS IS JULY 31, 2001.

     The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1

Where You Can Find More Information.........................    2

Special Note Regarding Forward-Looking Statements...........    3

Summary.....................................................    4

Risk Factors................................................   10

Use of Proceeds.............................................   10

Ratio of Earnings to Fixed Charges..........................   11

Description of Debt Securities..............................   12

Description of Capital Stock................................   22

Description of Warrants.....................................   28

Description of Purchase Contracts and Purchase Units........   30

Selling Shareholders........................................   31

Plan of Distribution........................................   32

Legal Matters...............................................   33

Experts.....................................................   33

                                     PART I

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration or continuous offering process. Under this shelf prospectus, we may from time to time sell any combination of the securities described in this prospectus, either separately or in units, in one or more offerings. Together, these offerings may total up to $3,000,000,000. In addition, under this shelf process, the selling shareholders also may from time to time collectively offer up to 16,200,000 shares of our common stock. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

     The registration statement containing this prospectus, including the exhibits to the registration statement provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800 SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC in the future and incorporate by reference will automatically update and supercede the information contained in this prospectus. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     - The description of our common stock and associated preferred stock purchase rights contained in our Form 8-A, filed on September 7, 2000 and any amendment or report filed for the purpose of updating this description.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 21, 2001; as amended by Form 10-K/A, filed on June 29, 2001;

     - Our Proxy Statement dated April 3, 2001, filed on April 3, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 10, 2001;

     - Our Current Reports on Form 8-K dated April 3, 2001 and May 31, 2001; and

     We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 of Form 8-K.

     Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. Each statement about the contents of any contract or other document is qualified in all material respects by reference to such contract or other document.

     We will provide to you a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone number: Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, Georgia 30338, (678) 579-5000.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements included or incorporated by reference in this prospectus or any prospectus supplement constitute forward-looking statements. These statements involve known and unknown risks and relate to future events or uncertainties, our future financial performance or projected business results. In some cases, forward-looking statements may be identified by the use of forward-looking words such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "targets", "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are only predictions. Actual events or results may differ materially from the plans, intentions and expectations discussed in any forward-looking statement as a result of various factors, which include:

     - legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry;

     - the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     - our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     - state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

     - political, legal, market and economic conditions and developments in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     - financial market conditions and the results of our financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena;

     - performance of our projects undertaken and the success of efforts to invest in and develop new opportunities;

     - developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of counterparties, default on receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Independent System Operator Corporation; and

     - other factors, discussed elsewhere in this prospectus and in other information contained in our publicly available SEC filings, including, but not limited to, factors discussed in our Annual Report on Form 10-K filed on March 21, 2001, as amended by Form 10-K/A, filed on June 29, 2001, and our Quarterly Report on Form 10-Q filed on May 10, 2001.

     We cannot guarantee future results, events, and levels of activity, performance or achievements. We do not assume a duty to update or revise any of the forward-looking statements as a result of new information, future events or otherwise.

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

                                    SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the securities we or the selling shareholders may offer in this prospectus and our consolidated financial statements and related notes included or incorporated by reference in this prospectus. When used in this prospectus, the terms "Mirant", "we", "our" and "us" refer to Mirant Corporation and its consolidated subsidiaries, unless otherwise specified. Unless the context requires otherwise, all references to "common stock" are to Mirant's common stock, par value $0.01 per share, and the associated preferred stock purchase rights issued under Mirant's stockholder rights plan dated August 22, 2000.

                               MIRANT CORPORATION

     We are a global competitive energy company with leading energy marketing and risk management expertise. We have extensive operations in North America, Europe and Asia. With an integrated business model, we develop, construct, own and operate power plants, and sell wholesale electricity, gas and other energy-related commodity products. We own or control more than 21,600 megawatts ("MW") of electric generating capacity around the world, with approximately another 9,000 MW under development. In North America, we also control access to approximately 3.0 billion cubic feet per day of natural gas production, more than 2.9 billion cubic feet per day of natural gas transportation and approximately 41 billion cubic feet of natural gas storage.

     We own and control power generation and natural gas assets and energy marketing operations in North America and generation, transmission and distribution operations in South America and the Caribbean. We own and lease power plants in North America with a total generation capacity of over 12,900 MW, and control over 2,500 MW of additional generating capacity through management contracts. We continually review acquisition opportunities and are currently in discussions with a number of parties about potential acquisitions, including potential acquisitions in the United States that may be deemed material to our business. Through Mirant Americas Energy Marketing, L.P. ("Mirant Americas Energy Marketing"), our wholly owned indirect subsidiary, we market and trade energy and energy-linked commodities, including electricity, gas, coal, oil, pulp and paper, weather derivatives and emission allowances. In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Jamaica, Trinidad and Tobago, Brazil and Chile.

     In Europe, we own a 49% economic interest and a 50% voting interest in WPD Holdings UK ("WPDH") which distributes electricity to approximately 1.4 million end-users in southwest England and approximately 1 million end-users in South Wales. With the completion of our acquisition of an additional 18.8%, we now own a 44.8% interest in Bewag AG ("Bewag"), an electric utility serving over 2 million customers in Berlin, Germany. Our European marketing and risk management business began trading power in the Nordic energy markets in 1999. We began trading power in Germany, The Netherlands and Switzerland in 2000 and have begun gas trading in the UK on the International Petroleum Exchange ("IPE") in 2001. Our other target markets for energy marketing and trading include Austria, Italy and central Europe.

     In the Asia-Pacific region, we have interests in approximately 3,100 MW of generation capacity in the Philippines and China, with ownership interest in another 250 MW under construction in the Philippines and 60 MW under construction in China. Most of our revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar to mitigate foreign currency exchange risks. Our other target markets are Korea, Singapore, and Japan.

RECENT DEVELOPMENTS

     In addition to the recent developments described below, please see our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus. We can not predict the ultimate results of the ongoing developments listed below or the impact of these results on our earnings or operations.

     In December 2000, WPD Limited, a company jointly owned by PPL Corporation ("PPL") and us, completed its acquisition of Hyder plc ("Hyder"). Hyder's principal operating activities included the provision of regulated water and wastewater services for substantially all of Wales and electricity distribution in South Wales. On March 16, 2001, the electricity distribution business, together with other assets and related debt, were effectively transferred to WPD Holdings, a company jointly owned by PPL and us, which owns the electricity distribution network in the southwest of England. On May 11, 2001, Hyder's regulated water and wastewater services businesses were sold to a third party.

     On May 16, 2001, our New York subsidiary's Lovett Unit 5 experienced a boiler explosion, which rendered the unit inoperable. An investigation is ongoing to determine the cause and extent of the damage as well as an assessment of how long it will take to repair or replace the unit.

     On May 31, 2001, we completed the issuance of $750 million of convertible senior debentures bearing an annual interest rate of 2.5%, subject to upward adjustment, commencing on June 15, 2004, depending on the market price of our common stock. The debentures mature on June 15, 2021 and have an initial conversion price of $67.95 per share based on the issue price of the debentures. Holders of the debentures have the right to require us to purchase all or a portion of their debentures on June 15, 2004, June 15, 2006, June 15, 2011 and June 15, 2016. The net proceeds from the sale of the debentures were used for general corporate purposes, including the repayment of short-term debt.

     On June 29, 2001, we completed the acquisition of a 40% stake in the five-member Norwegian industrial consortium Industrikraft Midt-Norge. Through this venture, we plan to participate in the construction, financing and operation of a proposed 800-MW power plant in Skogn, Norway.

     On June 1, 2001, we began commercial operation of a 298-megawatt natural gas-fired unit, at our Zeeland, Michigan, power plant. Under the terms of an agreement with Engage Energy America, we will provide power from this unit to that company to help meet growing electricity needs in Michigan and the upper Midwest.

     On June 13, 2001, we began commercial operation of a 248-megawatt natural gas-fired, combined-cycle unit at our Bosque County, Texas, power plant, marking the second phase of the plant. The first phase of the plant, which includes two simple-cycle peaking units, produces approximately 154 megawatts each and began commercial operation in June 2000. The total output for the Bosque facility is approximately 556 megawatts. We will provide power from the new units to help meet the growing electricity needs in north Texas and will market the electricity through our risk management and marketing operation.

     As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2000, since December 1998 we have been pursuing the sale of our Chilean subsidiary ("EDELNOR"). We are currently in advanced discussions with interested parties with respect to this transaction. Based on our current expectations as to the possible outcome of these negotiations, in the second quarter of 2001, we wrote-off our remaining investment in EDELNOR of $88 million ($57 million after tax).

     The Philippine Electric Power Industry Reform Act of 2001 (the "Act") took effect on June 26, 2001. The Act seeks to ensure the efficiency, reliability and affordability of the supply of electricity in a regime of free and fair competition. It also seeks to encourage the inflow of private capital and broaden the ownership base of the power generation, transmission, and distribution sectors. The Act provides a framework for the restructuring of the industry and the orderly privatization of the assets and liabilities of National Power Corporation ("NPC").

     The Act calls for the privatization of NPC's generating assets, real estate, other disposable assets and its contracts with independent power producers ("IPPs"). The Act provides that an inter-agency committee will review all IPP contracts. In cases where such contracts are found to have provisions that are grossly disadvantageous or onerous to the government, the committee will cause the appropriate government agency to file an action under the arbitration clause provided in such contracts or initiate appropriate action under Philippine law.

     Our energy conversion agreements ("ECAs") do not grant the government any rights to modify or reopen the agreements. In fact our contracts provide "change in law" protection so that any efforts to do so would raise legal issues with an ultimate outcome that is difficult to predict. Additionally, the Department of Energy has indicated that the government will endeavor to honor all its contractual obligations (absent misrepresentation or fraud, etc.) and changes to the existing contracts will be made primarily by mutual agreement.

     We are not aware of any proceedings or reviews that have commenced pursuant to the directive under the Act or of the inclusion of any Mirant project in a list of IPP contracts to be reviewed. Additionally, the Republic of the Philippines issued performance undertakings to guarantee the performance of NPC's obligations under each of our ECAs. While we have been advised that these undertakings will not be affected by the Act or the privatization of NPC's assets and rights, the ultimate effects of the Act on our operations, IPP contracts or the Undertakings cannot now be determined.

     On July 19, 2001, Southern Electric Brasil Participacoes Ltda, of which we own a 25% indirect economic interest, and Banco Nacional de Desenvolvimento Economico e Social executed an amendment revising the terms to the existing loan agreement including a favorable adjustment to the payment terms for 2001 and 2002.

     The New York Independent System Operator ("NYISO") recently sought authority from Federal Energy Regulatory Commission ("FERC") to implement a procedure effective June 15, 2001 that could result in the automated mitigation of bids in the NYISO day-ahead market that exceed certain pre-defined thresholds (the "AMP"). Bids subject to mitigation could be replaced by pre-determined reference bids determined by the NYISO under its general market monitoring and mitigation authority. To date, the NYISO has not definitively stated what reference bids would apply to our generation units. On June 28, 2001, the FERC issued an order accepting the AMP as proposed by the NYISO effective immediately and expiring on October 31, 2001. If implemented as proposed by the NYISO, the AMP could negatively impact us, although the nature and extent of the possible impact on us is not currently known.

     On June 28, 2001, we purchased an additional 18.8% interest in Bewag for approximately $448 million. Bewag is an electric utility serving over 2 million customers in Berlin, Germany. In connection with the purchase, we closed financing on approximately $587 million of new bank credit facilities, the proceeds of which were used for repayment of existing credit facilities of approximately $458 million, to fund a portion of the purchase price for the additional shares, and for working capital requirements. This additional purchase gives us a 44.8% ownership position in Bewag and joint control of the company with Hamburgische Electricitaets-Werke AG. A shareholders agreement is currently being negotiated pursuant to the terms of the arbitration settlement that was reached in May, 2001. Mirant, Vattenfall and the City of Hamburg have also commenced discussions on the possible bringing together of Bewag, HEW, Vereinigte Energiewerke AG ("VEAG") and Lausitzer Braunkohle AG ("Laubag") as the German "fourth force".

     On July 1, 2001, we began commercial operation of a 157-megawatt natural gas-fired simple-cycle unit at our Monroe, Louisiana power plant site. This is the first phase of the project. The second phase, expected to begin commercial operation in June 2002, includes a 568-megawatt combined-cycle unit. The project was financed by a group of banks under a $300 million project financing which closed on June 7, 2001. The project is jointly owned on a 50/50 basis with Cleco Corporation.

     On July 17, 2001, we closed $2,250 million of new corporate revolving credit facilities, comprised of a $1,125 million 364-day revolving credit facility and a $1,125 million 4-year credit facility. Funds from the new revolving credit facilities will be used to replace existing credit facilities, finance interim working capital, support letters of credit, and provide for general corporate purposes.

     We have used the new revolving credit facilities to repay indebtedness and to cancel certain other credit facilities. On July 20, 2001, we repaid a $62 million term loan facility. On July 23, 2001, we repaid the balance of $427 million, and cancelled the commitment under our $650 million credit facility. Additionally, we expect to transfer letters of credit totaling $96 million under an existing $100 million letter of credit facility to the new 4-year credit facility. When these letters of credit are transferred, we anticipate canceling the $100 million letter of credit facility.

     In addition to the new $2,250 million revolving credit facilities described above, we have, as of July 23, 2001, a $450 million committed revolving credit facility, which matures in April 2004. The revolving credit facility supported letters of credit totaling $221 million. Our total borrowing capacity under the two new $1,125 million revolving credit facilities and the $450 million revolving credit facility is $2.7 billion. As of July 23, 2001, a total of $721 million of committed borrowing capacity was drawn or used to back letters of credit under these same facilities, leaving $1,979 million in unused committed borrowing capacity. The facilities described above have similar terms and conditions as the facilities they replaced.

     In July 2001, we entered into an agreement to acquire a 97.5% ownership interest in EcoElectrica Holdings Ltd. ("EcoElectrica"), a 540 MW, liquified natural gas ("LNG")-fired, combined cycle cogeneration facility, a desalination facility and a LNG facility located in Penuelas, Puerto Rico. The purchase price is approximately $586 million plus the assumption of liabilities of approximately $600 million, and, subject to applicable regulatory approvals, the acquisition is expected to be closed in the third quarter of 2001. The facility began commercial operations in March 2000. The Puerto Rico Electric Power Authority ("PREPA") purchases power from EcoElectrica pursuant to a long-term power purchase agreement that extends through March 2022. Under this agreement, PREPA is obligated to purchase up to 507 MW of energy and capacity from EcoElectrica. The EcoElectrica facility has the ability to sell up to 46 MW of its spinning reserve capacity and, in addition, may sell LNG that is in excess of its requirements to other third parties. In addition, we acquired the rights to a twenty year tolling services agreement for the unloading, storing, redelivery and vaporization of LNG, as well as access to excess capacity in the facility's LNG terminal, storage tank and vaporizers. EcoElectrica has also entered into a LNG purchase agreement, which extends until 2019, which provides for the purchase of an annual contract quantity equal to nine gamma standard cargoes.

WESTERN UNITED STATES POWER MARKETS DEVELOPMENTS

     To better understand the situation in the western United States power markets and its relationship to us, please see our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001.

     On May 16, 2001 and June 15, 2001, the FERC issued its proxy price for April and May 2001, respectively. Our refund exposure under the FERC's established methodology for these months was less than $4,000. We have also provided additional price justification for our transactions in March and May that were subject to refund, the aggregate of which amounts to less than $100,000. There were no April transactions subject to refund under the FERC's established methodology.

     On May 24, 2001, one of our subsidiaries entered into an agreement with the California Department of Water Resources ("DWR") to provide the state with 500 MW of electricity. Under the terms of the contract, which runs from June 1, 2001, to December 31, 2002, we will provide energy during peak demand directly to DWR from our energy portfolio.

     In addition to the investigations concerning our relationship with the western United States power markets as listed in our Form 10-Q filed May 10, 2001, investigations have also been launched by the Attorney General's office for the State of Washington and the Oregon Department of Justice. The offices issued subpoenas requesting information in connection with their investigations on June 4 and 8, 2001, respectively. Each of these subpoenas imposes additional compliance costs on us or our subsidiaries. Additionally, with regard to the California Senate investigation as disclosed in our Form 10-Q for the quarter ended March 31, 2001, Senator Dunn, a California State Senator, announced on May 3, 2001 that

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

he had invited the California Attorney General, as well as the District Attorneys from across the state to "collaborate" with the Senate Select Committee's investigation. To our knowledge, only the San Joaquin District Attorney has accepted the invitation, and the San Joaquin District Attorney's office used Dunn's announcement as a venue to disclose that it had opened its own criminal investigation into the wholesale energy markets on April 11, 2001. On June 12, 2001, we received a subpoena from the California Senate formalizing its earlier information request to us. Despite various measures taken to protect the confidentiality of sensitive information produced to the various agencies involved in western United States power market investigations, there remains a risk of governmental disclosure of confidential, proprietary and trade-secret information obtained by these agencies throughout the investigative process.

     On June 7, 2001, the California Independent System Operator ("CAISO") filed a motion with the FERC to revoke the market-based rate authority issued by the FERC to several of our subsidiaries engaged in the California market. The CAISO also requested that FERC order refunds for sales dating back to May 1, 2000, and that FERC investigate whether Mirant exercised market power prior to May 1, 2000. If this motion were to be fully approved, it would subject the applicable subsidiaries to cost-based rates under the FERC's jurisdiction. While we do not believe that the CAISO will gain full approval of its motion, we cannot currently predict what action the FERC will take, if any, or what impact the CAISO's motion will have on our operations.

     On June 8, 2001, the Judicial Panel on Multidistrict Litigation ruled that People of the State of California v. Dynegy, et al, Gordon v. Reliant Energy, Inc., et al, Hendricks v. Dynegy Power Marketing, Inc. et al, Sweetwater Authority, et al v. Dynegy, Inc., et al Bustamante, et al v. Dynegy, Inc., et al and Pier 23 Restaurant v. PG&E Energy Trading, et al should be consolidated for purposes of pretrial proceedings.

     On June 13, 2001, the FERC issued an order denying rehearing on its April 6, 2001 order rejecting the CAISO's request for a proposed amendment concerning the creditworthiness of the CAISO's counterparties. Under the terms of the April 6, 2001 order, the CAISO must continue to provide a creditworthy counterparty for all power transactions.

     On June 15, 2001, the Consumers Union of U.S., Inc. filed a petition at the FERC requesting immediate action to protect consumers against unjust and unreasonable charges for electricity in the western United States, including (1) immediate suspension of market-based rate authority for all sellers subject to FERC jurisdiction, (2) the requirement of seller to make cost of service filings with the FERC, (3) the determination of just and reasonable rates for sellers based on their cost of service and (4) the ordering of refunds for any unjust or unreasonable rates and charges. On July 16, 2001, several of our subsidiaries filed a response to the petition, arguing that the petition should be dismissed. We cannot determine at this time what action, if any, the FERC will take with respect to this complaint.

     On June 19, 2001, a Clean Air Act citizen suit was filed in the United States District Court for the Northern District of California by Bayview Hunters Point Community Advocates, Communities for a Better Environment and Our Children's Earth Foundation, against us and the Bay Area Air Quality Management District, alleging violations of federal permitting requirements resulting from our Potrero peaking units exceeding permit limits on total annual hours of operation. The lawsuit also alleges that the District's agreement with us implementing Executive Orders of the Governor of California and allowing operation of the Potrero peaking units beyond their permitted operating hours (under limited conditions specified in the agreement) violates the California Environmental Quality Act ("CEQA"). Also on June 19, 2001, the City and County of San Francisco filed a similar suit in the same court against us only, and excluding the CEQA allegations. EPA Region 9 has issued an Administrative Order on Consent in recognition of our agreement with the District and specifying a compliance schedule. The suits seek an injunction preventing operation of the units, federal civil penalties of up to $27,500 per day per violation, state civil penalties of $2,500 for each act of unfair competition, disgorgement of any profits obtained through unfair business practices and invalidation of the agreement between us and the District. On June 26, 2001, we filed with the FERC an Emergency Request for clarification seeking confirmation by the FERC that the Potrero jets are exempt from the FERC's "must run" requirements, once they exceed their permitted operating limits. On July 25, 2001, the FERC issued an order confirming that we are not required to run its Potrero jets if doing so would cause us to not be in compliance with its environmental permits.

     On June 19, 2001, Bayview Hunters Point Community Advocates, Communities for a Better Environment and Our Children's Earth Foundation, collectively, and the City and County of San Francisco, each delivered to us a Notice of Intent to File Suit Under the Clean Air Act. These notices state that on 60 days from June 19, the parties will file Clean Air Act citizen suits against Mirant alleging violations of the California State Implementation Plan, the Title V operating permit for the Potrero facility, and federal permitting requirements for modified facilities. These violations are alleged to result from operation of the Potrero peaking units beyond their permit limits on total annual hours of operation. The parties state that they seek injunctive relief, penalties and costs of litigation if the matters are not resolved within the 60-day period.

     On June 19, 2001, the FERC issued an order on rehearing of the April 26 order. The June 19 order affirmed many of the key provisions of the April 26 order, but also broadened the scope of that order to include all spot market sales in markets throughout the Western System Coordinating Council ("WSCC"). The price mitigation plan to be implemented pursuant to the June 19 order became effective June 20, 2000, and will extend until September 30, 2002. Under to the June 19 order, the FERC retained the use of a single market-clearing price for sales in the CAISO's spot markets in reserve deficiency hours (i.e., when reserves are below 7 percent in California), as well as the requirement that all public and non-public utilities which own or control non-hydroelectric generation in California must offer power in the CAISO's spot markets, to the extent the output is not scheduled for delivery in the hour. However, the FERC revised the method for calculating the market clearing price, specifying that:
(a) generation unit owners must submit bids during reserve deficiencies that are no higher than the seller's marginal gas costs plus operations & maintenance costs set at $6/MWh; (b) generation unit owners may not reflect start-up fuel and emissions costs in the energy price, but must invoice the CAISO separately for these costs, which the CAISO will recover through a newly-imposed system-wide charge; (c) the ability to cost-justify a higher price is available only to generation owners; marketers may not bid above the market clearing price; and (d) the CAISO must add 10 percent to the market clearing price paid to generators for all prospective sales in its markets to reflect credit uncertainty. The credit adder will not be reflected in the market price for the rest of the WSCC.

     The June 19 order also extended the FERC's price mitigation regime to the rest of the WSCC and to non-reserve deficiency hours. For spot market sales outside the CAISO single-price auction (i.e., bilateral sales in California and sales in the balance of the WSCC), the June 19 order provides that sellers will receive the price they negotiate, up to the CAISO spot market price, and that all public and non-public utilities in the remainder of the WSCC must offer in the spot market of their choosing any non-hydroelectric resource whether owned or under contract to the extent the output is not scheduled for delivery in the hour. In all non-reserve deficiency hours (i.e. when reserve levels in the CAISO exceed 7 percent), the June 19 order provides that the market-clearing price within California and throughout the WSCC will be set at 85 percent of the highest CAISO hourly market-clearing price established during the most recent reserve deficiency period. This price will remain in place until reserves fall below 7 percent and a new price is set.

     In addition, the June 19 order called for a settlement conference to address any and all issues concerning the California markets, including payment for past due amounts, refunds related to past periods, and creditworthiness issues. In accordance with the June 19 order the FERC's Chief Administrative Law Judge convened a 15-day settlement conference on June 25; however the parties were unable to reach settlement on the issues at the conference. On July 12, 2001, the Chief Judge issued a recommendation to the FERC, which included a proposed methodology for the FERC to adopt to issue refunds for sales into the CAISO and Power Exchange ("PX") markets, as well as a 60-day hearing procedure to determine the appropriate amount of refunds for each jurisdictional seller. On July 12, 2001 our subsidiaries filed comments on the Chief Judge's recommendations, and on July 19, they also filed a request for rehearing of the June 19 order.

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

     On July 12, as comments to the chief Judge's recommendation, certain:
California Parties" (the California Attorney General, the California Electricity Oversight Board, the county of Los Angeles, the California Public Utilities Commission, and San Diego Gas & Electric Company) filed a "Motion for Refunds: at the FERC, requesting the FERC to order refunds for the CAISO, PX and bilateral markets back to May 1, 2000. We cannot now determine what action, if any, the FERC will take with respect to the Chief Judge's recommendation, the motion for refunds, or the request for rehearing of the June 19 order. On July 25, 2001, the FERC ordered a hearing to be held to determine refund amounts (and offsets) for certain sales in CAISO and California PX from October 2, 2000 through June 20, 2001, based upon a methodology that follows closely the methodology recommended by the presiding Administrative Law Judge. We expect that any refunds determined in this proceeding will supersede any refunds ordered pursuant to the proxy price methodology employed by the FERC from January through May 2001.

     For the periods of April, May and June of 2001, the CAISO failed to pay a total of approximately $16.9 million to our subsidiaries under the reliability-must-run agreements assumed by us from Pacific Gas & Electric Company. We have submitted notices of default to the CAISO. Payments have been received for amounts that became due following Pacific Gas & Electric Company's April 6, 2001 petition for bankruptcy.

     On July 20, the California Senate passed SB 78xx, which is intended to restore the creditworthiness of Southern California Edison Company through various mechanisms, including the issuance of bonds and a dedicated rate component for repayment. However, the bill does not provide for repayment of amounts owed to power suppliers in California other than qualifying facilities. SB78xx and similar other forms of legislation currently are pending at the California Assembly. We cannot predict whether, or in what form, legislation will be passed to affect Southern California Edison's creditworthiness, or whether such legislation would provide for the payment of amounts owed to power suppliers such as our subsidiaries.

                                  RISK FACTORS

     Investing in the securities involves risk. In order to better understand the risks involved in an investment in our securities, please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus. You should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or any prospectus supplement before making an investment decision. The risks and uncertainties described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include financing the development and construction of new facilities, working capital, repaying our indebtedness and the indebtedness of our subsidiaries and financing capital expenditures and acquisitions. We may invest funds not immediately required for these purposes in short-term investment-grade securities. The amount and timing of sales by us of the securities described in this prospectus will depend on, among other things, market conditions and the availability to us of other funds.

     We will not receive any of the proceeds from the sale, if any, of common stock by the selling shareholders.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratios of earnings to fixed charges of Mirant and its consolidated subsidiaries on a historical basis for each of the periods indicated:

FOR THE THREE       YEAR ENDED DECEMBER 31,
 MONTHS ENDED   --------------------------------
MARCH 31, 2001  2000   1999   1998   1997   1996
--------------  ----   ----   ----   ----   ----
     2.4        1.5    2.0     *     1.4    1.9

---------------

* For the year ended December 31, 1998, fixed charges exceeded earnings by approximately $177 million.

     The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and adjustment for minority interest, plus fixed charges and distributed income of unconsolidated affiliates, less equity income in unconsolidated affiliates, capitalized interest and minority interest in losses by (2) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

GENERAL

     The debt securities we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under a "senior indenture" to be entered into between us and the trustee named in the applicable prospectus supplement, or any successor trustee. We will issue subordinated debt securities under a "subordinated indenture" to be entered into between us and the trustee named in the applicable prospectus supplement, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the "indentures," and each of the trustees under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a "trustee." In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements to the indentures, carefully to fully understand the terms of the debt securities. As used in this "Description of Debt Securities," the "company" refers to Mirant Corporation and does not, unless the context otherwise indicates, include our subsidiaries.

     The senior debt securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. Each applicable prospectus supplement will indicate, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior debt securities. The subordinated debt securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See "-- Subordinated Indenture Provisions" below. The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

     The indentures do not limit the amount of debt securities that we may issue under the indentures, and each indenture states that we may issue debt securities in one or more series under that indenture.

     We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. The debt securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies. United States federal income tax considerations specifically applicable to any debt securities denominated in foreign currencies will be described in the applicable prospectus supplement.

TYPES OF DEBT SECURITIES

     We may issue any of the following three types of debt securities:

     Fixed-interest rate debt securities: A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes, but is not limited to, zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

     Floating-interest rate debt securities: A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If a debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in the applicable prospectus supplement.

     Indexed debt securities: A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

     - securities of one or more issuers;

     - one or more currencies;

     - one or more commodities price indices, for example, power;

     - one or more indices of natural events, for example, weather:

     - one or more general price indices;

     - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

     - combinations or subsets of the items described above.

     If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of the debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time. An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option.

     If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, how amounts that are to become payable will be determined by reference to the price or value of that index and the terms on which the security may be settled physically or in cash.

ORIGINAL ISSUE DISCOUNT DEBT SECURITIES

     A fixed-interest rate debt security, a floating-interest rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security or a proprietary product currently marketed or marketed in the future by various financial institutions. A debt security issued at a discount to its principal may, for United States federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. Any material federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

EFFECTIVE SUBORDINATION

     The debt securities will be our obligations exclusively. Because our operations are conducted through subsidiaries, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and, absent an agreement to guarantee any of our debt securities, will have no obligation to pay any amounts due under the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of our subsidiaries' creditors, including trade creditors.

NO LIMITATIONS ON OTHER DEBT

     The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the senior indenture does restrict us from granting some security interests on some of our property or assets unless the senior debt securities are equally secured. See "--Limitation on Liens" below.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     You should refer to the prospectus supplement for a description of the following terms, where applicable, of each series of debt securities in respect of which we are delivering this prospectus:

     - the title of the series of debt securities;

     - the aggregate principal amount (or any limit on the aggregate principal amount) of the series of debt securities and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of the discount;

     - whether the debt securities are senior or subordinated, and the subordination provisions, if any, applicable to the debt securities;

     - the price or prices (which may be expressed as a percentage of the aggregate principal amount) at which the debt securities will be issued;

     - the date or dates on which the principal and premium, if any, of the debt securities will be payable;

     - the rate or rates (which may be fixed or variable) per year at which the debt securities will bear interest, if any, or the method or methods of determining the interest rate or rates;

     - the date or dates from which interest, if any, on the debt securities will accrue, the date or dates on which interest, if any, will be payable, the "regular record date" for interest payments and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

     - our rights, if any, to extend the interest payment periods of the debt securities, including the maximum duration of any extension or extensions, and any notice that must be given upon the exercise of the right to extend interest payment periods;

     - the extent to which any of the debt securities will be issuable in temporary or permanent global form, the depositary for any global security, the terms and conditions (if any) upon which a global security may be exchanged in whole or in part for definitive securities and the manner in which any interest payable on a temporary or permanent global debt security will be paid;

     - each office or agency where, subject to the terms of the respective indenture, the debt securities may be presented for registration of transfer, conversion or exchange;

     - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

     - the currency or currencies (including any composite currency) in which principal, premium, if any, or interest may be paid;

     - if payments of principal, premium, if any, or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining these payments;

     - provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

     - the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be purchased or redeemed in whole or in part, at our option, or may be required to be purchased or redeemed at the holder's option;

     - the terms of any repurchase or remarketing rights of third parties;

     - the denomination or denominations in which we will issue the debt securities;

     - if an index will be used to determine the amount of payments of principal of, premium, if any, and any interest on the debt securities, the method or methods by which we will determine these amounts;

     - whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued);

     - whether, and under what conditions, we will pay any additional amounts with respect to the debt securities;

     - any addition to or change in the covenants or events of default that pertain to the debt securities;

     - if applicable, the terms of any right or requirement to convert debt securities into, or exchange debt securities for, shares of our common stock or other securities or property;

     - whether and upon what terms debt securities may be defeased if different from the provisions set forth in the indenture;

     - whether any debt securities will have guarantees;

     - the nature of any material relationship between the trustee and us or any of our affiliates; the percentage of the series of debt securities necessary to require the trustee to take action and what indemnification the trustee may require before taking action; and

     - any other terms of the debt securities.

CONVERSION

     Debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities or property as described in the prospectus supplement. The prospectus supplement will specify whether, among other things, the conversion is mandatory or at the holder's option, as well as other terms and conditions of conversion.

REDEMPTION AND REPAYMENT

     Unless otherwise indicated in the prospectus supplement, the debt securities will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay the debt securities. The prospectus supplement will also indicate if we are entitled to redeem a debt security before its stated maturity or if you are entitled to require us to buy a debt security from you before its stated maturity. If the prospectus supplement specifies that we are able to redeem, or you are able to require us to repurchase, the debt security before it stated maturity date, it will also specify (1) the date or dates on which we or you are able to exercise these rights and (2) one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of the debt security. The prospectus supplement may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

     If we redeem a debt security, we will do so at the specified redemption price, together with interest accrued, if applicable, to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which the debt security is redeemed. If the prospectus supplement specifies that you may require us to purchase a debt security, the debt security will be purchased at the holder's option on the specified purchase date at the specified purchase price, together with interest accrued, if applicable, to the specified purchase date.

EVENTS OF DEFAULT

     The indentures define an "event of default" with respect to debt securities of any series as:

     (1) our default in the payment of any interest upon any debt security of that series when due, other than at the stated maturity date, continued for a period of 30 days (our extension of the interest payment period in accordance with the terms of a supplemental indenture authorizing the debt securities of that series, however, shall not constitute an event of default);

     (2) our default in the payment of the principal (or premium, if any) or interest of any debt security of that series on its stated maturity date;

     (3) our default in the deposit of any sinking fund payment when due, continued for a period of 30 business days;

     (4) our material default in the performance, or material breach, of any covenant or obligation in the indentures, continued for a period of 90 days after our receipt of written notice of the default from the trustee or after the receipt of written notice of the default by us and the trustee from the holders of at least 33 1/3% in the aggregate principal amount outstanding of that series;

     (5) certain events of bankruptcy, insolvency or reorganization of us; or

     (6) any other event of default with respect to debt securities of that series set forth in the applicable prospectus supplement.

     If any event of default with respect to any series of outstanding debt securities occurs and is continuing, either the trustee or the holders of not less than 33 1/3% in aggregate principal amount of the debt securities of that series may declare the principal amount of that series of debt securities, to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, if all events of default have been cured or waived (other than the nonpayment of principal of any series of debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded. Each indenture provides that no holder of any debt security of any series or any related coupons will have any right to institute any proceeding, judicial or otherwise, with respect to such indenture, or for the appointment of a receiver or trustee, or for any other remedy under that indenture, unless:

     - the holder or holders have previously given written notice to the trustee of a continuing event of default with respect to debt securities of that series;

     - the holder or holders of not less than 33 1/3% in principal amount of the outstanding debt securities of that series have requested the trustee in writing to institute proceedings in respect of the event of default in its own name as trustee under such indenture;

     - the holder or holders have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with the request;

     - the trustee, for 60 days after its receipt of this notice, request and offer of indemnity, fails to institute any such proceeding; and

     - the trustee has not received any direction during that 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series that is inconsistent with the written direction.

     We are required to file with the trustee within 120 days after the end of each fiscal year a written statement of officers as to our compliance with the conditions and covenants of the indentures. We are also required to file with the trustee written notice of any event which after notice or lapse of time or both would become an event of default, within ten days of the event.

LIMITATION ON LIENS

     Unless we indicate otherwise in the applicable prospectus supplement, so long as any of our senior debt securities are outstanding, we will not incur any debt that is secured by liens upon any non-cash assets directly owned by us unless any outstanding senior debt securities are equally and ratably secured with any and all such debt and with any other debt similarly entitled to be equally and ratably secured. This restriction shall not prevent us from incurring debt that is secured by certain types of liens described in the senior indenture, including but not limited to:

     - liens existing at the original date of issuance of the series of debt securities;

     - purchase money liens;

     - liens securing debt for borrowed money incurred in connection with the financing of a specifically identifiable project where the lien relates to property involved in that project and the recourse of the creditors in respect of that indebtedness is limited to that project property;

     - liens securing amounts not more than 90 days overdue or otherwise being contested in good faith;

     - liens consisting of rights of set off credit balances in connection with cash management programs or letters of credit;

     - lien securing debt for borrowed money incurred in connection with the financing of accounts receivable;

     - liens incurred in the ordinary course of business, including, but not limited to, mechanics', materialmens', carriers', workmens', vendors' or other like liens and liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

     - liens on specific items of inventory or other goods and proceeds securing obligations of the company in respect of bankers' acceptances issued or created for the account of that person to facilitate the purchase, shipment or storage of that inventory or other goods;

     - liens incurred or deposits made securing the performance of tenders, bids, leases, trade contractors (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contacts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business;

     - liens arising out of title retention or similar provisions in connection with the purchase of goods and equipment in the ordinary course of business;

     - liens securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

     - liens we create in connection with any pooling and settlement agreements or arrangements of the electricity industry or any transactions we enter into in connection with hedging or management of risks relating to the electricity industry;

     - liens consisting of a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind;

     - liens on any assets acquired from an entity which is merged with or into us or which we acquire, or liens on the assets of any entity existing at the time the entity becomes our subsidiary, as long as the liens are not created in anticipation of our acquisition (unless the lien is created to secure payment of any part of the purchase price of the entity);

     - liens required by any contract or statute in order to permit us to perform any contract with a governmental entity;

     - liens securing industrial revenue, development or similar bonds issued by or for our benefit, provided the bonds are non-recourse to us;

     - liens securing taxes or assessments or other applicable governmental charges or levies;

     - liens arising under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such lien arising pursuant to such legal process is effectively stayed and the claims secured by the lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

     - lien arising by operation of law or by order of a court or tribunal or any lien arising by an agreement of similar effect, including, without limitation, judgment liens;

     - liens granted in connection with extending, renewing, replacing or refinancing in whole or in part the debt secured by all of the liens described above; and

     - liens (in addition to all of the liens described above) securing debt that, in aggregate, does not exceed 10% of our "Consolidated Net Tangible Assets" (defined below).

     Except as may otherwise be provided in an accompanying prospectus supplement, "Consolidated Net Tangible Assets" means the total of all assets (including revaluations of the assets as a result of commercial appraisals, price level restructuring or otherwise) appearing on our consolidated balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which shall not be construed to include any revaluations, less our consolidated current liabilities.

REGISTRATION AND TRANSFER

     Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.

     With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers and exchanges of registered securities. We will appoint a "security registrar", and we may appoint any "co-security registrar", to keep the security register.

     Upon surrender for registration of transfer or exchange of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

     We have agreed in the indentures that we will maintain a place of payment where:

     - any debt securities of each series may be presented or surrendered for payment;

     - any registered securities of that series may be surrendered for registration of transfer;

     - debt securities of that series may be surrendered for exchange or conversion; and

     - notices and demands to or upon us in respect of the debt securities of that series and the indentures may be served.

     If at any time we fail to maintain a place of payment or if we fail to provide the trustee with the address of the place of payment, all presentations, surrenders, notices and demands may be served at the trustee's office. Unless we state otherwise in the applicable prospectus supplement, we will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge or insurance charges that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indentures to be made at our own expense or without charge to the holders.

GLOBAL SECURITIES

     We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, which we will deposit with, or on behalf of, and register in the name of a depositary identified in the prospectus supplement relating to that series, in each case for credit to any account of a direct or indirect participant in such depositary. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities and limitations and restrictions relating to a series of debt securities in the form of one or more global securities in the prospectus supplement relating to that series.

PAYMENT AND PAYING AGENTS

     Unless we indicate otherwise in a prospectus supplement:

     - we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of one or more series may be presented or surrendered for payment, where notices and demands in respect to debt securities may be served and, if debt securities have been issued in certificated form, where the debt securities may be surrendered for registration of transfer and exchange; and

     - we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

CONSOLIDATION, MERGER, CONVEYANCE OR LEASE

     The indentures provide that we may consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our properties and assets if:

     - the successor expressly assumes our applicable obligations under the indentures; and

     - immediately after giving effect to the transaction, no event of default will have happened and no event that, after notice or lapse of time or both would become an event of default, has happened and is continuing.

     In addition, all of our covenants and agreements in the indentures shall bind our successors and assigns, whether so expressed or not.

MODIFICATION OF THE INDENTURES; WAIVER OF COVENANTS

     The indentures provide that, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting together as one class), we and the trustee may enter into a supplemental indenture or indentures to modify such indentures. Holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series may waive our compliance with specified terms of an indenture in any instance or generally. No modification may, without the consent of the holder of each outstanding affected debt security:

     - extend the stated maturity of the principal of, or interest on, any debt security issued under an indenture;

     - reduce the principal amount of or the rate of interest on any debt security issued pursuant to an indenture;

     - reduce any amount payable on redemption of any debt security issued under an indenture;

     - with respect to the subordinated indenture, modify the provisions concerning the subordination of the subordinated debt securities in a manner adverse to any holder of subordinated debt securities; or

     - impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the payment (or, in the case of redemption, on or after the redemption date); or

     - reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indentures or of certain defaults under the indentures and their consequences provided for in an indenture.

     The debt securities of any series that we or any of our affiliates own shall not be deemed to be outstanding for, among other purposes, consenting to any of the modifications listed above. The indentures also provide that, without the consent of any holder of debt securities, when authorized by our board of directors, we and the trustee may enter into one or more supplemental indentures to an indenture to:

     - evidence the succession of another corporation to the company and the assumption by any such successor of the indenture and the debt securities;

     - add to our covenants for the benefit of the holders of debt securities or to surrender any of our rights or powers under the indenture;

     - add any additional events of default;

     - change or eliminate any restrictions on the payment of principal (or premium, if any) on debt securities or to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or in uncertificated form, provided any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

     - change or eliminate any of the provisions of the indenture with respect to any series of debt securities which has not yet been issued;

     - secure the debt securities;

     - establish the form or terms of any series of debt securities as permitted by the indenture;

     - evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

     - with respect to the subordinated indenture, limit or terminate the benefits available to any holder of senior debt;

     - permit or facilitate the issuance, payment or conversion of debt securities that, by their terms, may be converted into securities or other property;

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

     - effect the qualification of the indenture under the Trust Indenture Act or under any similar federal statute and to add any other provisions to the indenture as may be expressly required by the Trust Indenture Act; or

     - cure any ambiguity, correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture or to make provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the holders of debt securities of any series in any material respect.

SUBORDINATED DEBT SECURITIES

     Our subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all our existing and future senior debt. Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding under any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or later incurred, assumed or guaranteed, and all deferrals, renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

     - any debt which expressly provides that it is not senior debt;

     - the subordinated debt securities; and

     - our outstanding 6 1/4% Junior Convertible Subordinated Debentures, Series A due 2030, held by Mirant Trust I, a Delaware statutory business trust and our wholly-owned subsidiary, and our obligations related to our guarantee of certain obligations of the trust under its 6 1/4% Convertible Trust Preferred Securities, Series A.

     There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other debt. The prospectus supplement with respect to any subordinated debt will describe:

     - the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

     - the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated debt securities; and

     - any then-existing limitation on the issuance of additional senior debt, if any.

     As a result of the subordination of our subordinated debt securities, in the event of our dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

     - the holders of all senior debt will be entitled to receive payment in full of all amounts due or to become due thereon, or payment of these amounts shall have been provided for, before the holders of subordinated debt securities would be entitled to receive any payment or distribution with respect to the subordinated debt securities;

     - the holders of subordinated debt securities will be required to pay over their share of any distribution to the holders of senior debt until the senior debt is paid in full; and

     - our creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

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

DEFEASANCE

     We may, at our option and at any time, elect (1) to have all of our obligations (except in each case for the obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) discharged with respect to the outstanding debt securities ("Legal Defeasance") or (2) to have our obligations released with respect to some of the covenants described in the indenture ("Covenant Defeasance"), after which any failure to comply with those obligations will not constitute a default or event of default; if:

     - we irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash or government securities sufficient to pay the principal of and interest on the outstanding debt securities on the stated maturity or on the applicable redemption date, as the case may be;

     - no event of default or event which with notice or lapse of time would become an event of default (including by reason of the deposit) with respect to the debt securities of the series shall have occurred and be continuing on the date of the deposit;

     - we deliver to the trustee an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or discharge of certain obligations; and

     - we deliver to the trustee an officers' certificate certifying our compliance with all of the conditions in the indentures relating to the satisfaction and discharge of the debt securities.

GOVERNING LAW

     The indentures and the debt securities will be governed by the laws of the State of New York.

REGARDING THE TRUSTEE

     Unless stated in the applicable prospectus supplement, the trustee may also be the trustee under any other indenture for debt securities and any trustee or its affiliates may lend money to us and may from time to time have lender or other business arrangements with us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under our restated certificate of incorporation, our authorized capital stock consists of:

     - 2,000,000,000 shares are common stock, par value $0.01 per share; and

     - 125,000,000 shares are preferred stock, par value $0.10 per share.

     As of June 30, 2001, there were 340,350,249 shares of common stock and no shares of preferred stock outstanding.

     The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation, our bylaws and the applicable prospectus supplement for additional information about our capital stock. See "Where You Can Find More Information".

COMMON STOCK

     Our common stock is traded on the New York Stock Exchange under the symbol "MIR". Each share of our common stock entitles the holder to one vote on all matters on which holders are permitted to vote.

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

There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.

     Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to a pro rata share in any distribution to stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable. Under a rights agreement entered into on August 22, 2000, our shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred stock purchase rights, which are described below under "Stockholder Rights Plan" and set forth in more detail in the rights agreement incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be described in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. You should read the applicable certificate of designation for a complete description of a series of preferred stock. The related prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     Our board of directors is authorized, without any further vote or action by our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and to fix, or designate the powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

     The specific matters that our board of directors may determine with respect to a series of preferred stock, and which we will describe, where applicable, in a prospectus supplement relating to the series of preferred stock, include:

     - the designation of each series;

     - the maximum number of shares of each series;

     - the rate of any dividends, the date dividends will accrue, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate on the series of preferred stock, the dividend payment dates and whether dividends will be cumulative;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

     - the terms and conditions of any redemption, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

     - rights and terms of any conversion or exchange, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

     - any sinking fund or similar provision, and, if applicable, the terms and provisions relating to the purpose and operation of the fund;

     - any voting rights, in addition to voting rights provided by law; and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

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

     Any or all of these rights may be greater than the rights of the holders of common stock.

     The Series A preferred stock described below under "Stockholder Rights Plan" is a series of preferred stock that has been authorized by our board of directors.

     Upon liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the applicable prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock. Neither the par value nor the liquidation preference of any series of preferred stock is indicative of the prices at which any shares of preferred stock may trade on or after the date of issuance.

     The preferred stock may have voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

     - consummating a merger;

     - reorganizing;

     - selling substantially all of our assets;

     - liquidating; or

     - engaging in other extraordinary corporate transactions without shareholder approval.

     Preferred stock, or rights to purchase preferred stock, could be issued quickly with terms calculated to delay, defer or prevent a change in control of us or to make it more difficult to remove our management. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock with sufficient voting rights to provide a required percentage vote of the stockholders.

     In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock unless otherwise required by law or applicable stock exchange requirements.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

     - be deposited with the depositary or nominee or a custodian for the depositary; and

     - bear a legend regarding the restrictions on exchanges and registration of transfer, and any other matters as may be provided for under the certificate of designation.

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

DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock, or "depositary shares", rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be described in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC. You should carefully read the deposit agreement and the depositary receipt attached to the deposit agreement for a more complete description of the terms of the depositary shares.

     If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

     Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem or convert the depositary shares from the proceeds it receives from the corresponding redemption or conversion of the applicable series of preferred stock. The redemption or conversion price per depositary share will be equal to the applicable fraction of the redemption or conversion price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed or converted , the depositary will select which shares are to be redeemed or converted by lot on a pro rata basis or by any other equitable method as the depositary may decide.

     After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

     We will pay all fees, charges and expenses of the depositary, including the initial deposit of preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and any other charges as are stated in the deposit agreement for their accounts.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAWS AND OUR CERTIFICATE AND BY-LAW PROVISIONS

     Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

     These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that this increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could improve their terms.

DELAWARE BUSINESS COMBINATION STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. If any person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan. Under the rights plan, one right has been issued and is attached to each outstanding share of common stock. Each right entitles the holder, in the circumstances described below, to purchase from us one one-thousandth of a share of Series A preferred stock, par value $0.10 per share, at an exercise price of $250 per right, subject to adjustment. The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is also available upon request to us. You should read the rights agreement carefully to fully understand the terms of the stockholder rights plan.

     Initially, the rights are not exercisable and trade automatically with outstanding shares of common stock. The rights will become exercisable and separate certificates representing the rights will be distributed if:

     - any person or group acquires 15% or more of our outstanding common stock, (unless the offer to acquire the shares is approved by a majority of the board of directors who are not affiliates of the acquiring person); or

     - a tender offer or exchange offer for 15% or more of our outstanding common stock is announced.

     From and after the distribution of certificates representing the rights, the separate certificates alone will represent the rights. Shares of common stock issued after this distribution will not be issued with rights.

     The rights expire on August 22, 2010, unless earlier redeemed or exchanged by us as described below.

     If a person acquires 15% or more of our outstanding common stock in a transaction that has not been approved by a majority of our independent and disinterested board of directors, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in some circumstances, other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

     If, at any time after a person acquires 15% or more of our outstanding common stock, our company effects a merger or other business combination in which the holders of our outstanding common stock prior to the transaction are not the holders of the surviving corporation's voting power or 50% or more of its assets or earning power is sold or transferred, then each holder of a right, other than the person who acquired 15% or more of our outstanding common stock some related parties, whose rights will become null and void, shall have the right to receive, upon exercise, a number of shares of common stock of the acquiring company with a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of Series A preferred stock, common stock or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock, (2) upon the grant to holders of the Series A preferred stock of rights or warrants to subscribe for or purchase Series A preferred stock at a price, or securities convertible into shares of Series A preferred stock with a conversion price, less than the then current market price of the Series A preferred stock or (3) upon the distribution to holders of the Series A preferred stock of evidences of indebtedness, assets, subscription rights or warrants.

     The number of outstanding rights and the number of one one-thousandths of a Series A preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a dividend on the common stock payable in common stock or some other adjustments to the common stock which occur prior to the date on which the rights become exercisable.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional Series A preferred shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a Series A preferred share, which may, at our election, be evidenced by depositary receipts). Cash will be issued in lieu of fractional shares.

     Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per common share. If our company is liquidated, the holders of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $10.00 per share; and after the holders of the common stock receive a liquidation payment of $0.01 per share, the holders of the Series A preferred stock and the holders of the common stock will share the remaining assets of our company in the ratio of 1,000 to 1 (as adjusted) for each share of Series A preferred stock and common stock so held, respectively. Each share of Series A preferred stock will have a vote of 1,000 votes per share, subject to adjustment and will generally vote together with holders of common stock as a single class. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each Series A preferred share will be entitled to receive 1,000 times the amount of cash, securities or other property received per common share. These rights are protected by antidilution provisions. If the amount of accrued and unpaid dividends on the Series A preferred stock equals six full quarterly dividends or more, the holders of the Series A preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all cumulative dividends on the Series A preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     Our board of directors may generally redeem the rights for nominal consideration at any time prior to the first to occur of (1) a person acquiring 15% or more of our outstanding common stock, except in a board approved transaction or (2) the expiration of the rights. Additionally, we may redeem outstanding rights in connection with a merger or other business combination transaction in which all holders of common shares are treated alike but not involving a person acquiring 15% or more of our outstanding common stock except in a board approved transaction.

     All of the provisions of the rights plan may be amended by our board of directors prior to the date the rights become exercisable. After the rights become exercisable, the provisions of the rights plan may be amended by our board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, or, subject to some limitations, to shorten or lengthen any time period under the rights plan. Until a right is exercised, the holder will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     The rights have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if the acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services. We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We may issue debt warrants or universal warrants. Warrants may be issued independently or together with any other securities, we may offer by this prospectus and may be attached to or separate from any offered securities. Each series of warrants will be issued under a warrant agreement or a warrant indenture, as specified in the applicable prospectus supplement. A copy of the warrant agreement or warrant indenture, as applicable, and warrant certificate will be filed with the SEC in connection with the offering of warrants. The following description sets forth certain general terms and provisions of the warrants to be offered and is not intended to be complete. You should read any applicable warrant agreement, warrant indenture and warrant certificate because those documents, and not this description, define your rights as a holder of warrants.

DEBT WARRANTS

     We may issue warrants for the purchase of our debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "debt warrant".

UNIVERSAL WARRANTS

     We may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

     - securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

     - one or more currencies;

     - one or more commodities price indices for example, power;

     - one or more indices of natural events for example weather;

     - one or more general price indices;

     - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

     - combinations or subsets of the items described above.

     We refer to this type of warrant as a "universal warrant". We refer to each property described above as a "warrant property".

     We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

     - the warrant property;

     - the cash value of the warrant property; or

     - the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

     The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

GENERAL TERMS OF WARRANTS

     The prospectus supplement relating to a particular offering of warrants will describe the terms of those warrants, including, where applicable the following:

     - the title of the warrants;

     - the offering price for the warrants, if any;

     - the aggregate number of the warrants;

     - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     - if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

     - the dates on which the right to exercise the warrants will commence and expire;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

     - the currency or currency units in which the offering price, if any, is payable;

     - if applicable, a discussion of material United States federal income tax considerations;

     - anti-dilution provisions of the warrants, if any;

     - redemption or call provisions, if any, applicable to the warrants;

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     - any other information we think is important about the warrants.

ADDITIONAL TERMS OF WARRANTS

     If you purchase debt warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

     - the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

     - the exercise price and whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants.

     If you purchase universal warrants, your prospectus supplement may contain, where applicable, the following additional information about your warrants:

     - whether the universal warrants are put warrants or call warrants, including in either case warrants that may be settled by means of net cash settlement or cashless exercise, or any other type of warrants;

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     - the money or warrant property, and the amount or method of determining the amount of money or warrant property, payable or deliverable upon exercise of each universal warrant;

     - the price at which and the currency with which the warrant property may be purchased or sold by or on behalf of the holder of each universal warrant upon the exercise of that warrant, and the method of determining that price;

     - whether the exercise price may be paid in cash, by the exchange of any universal warrants or other securities or both, and the method of exercising the universal warrants; and

     - whether the exercise of the universal warrants is to be settled in cash or by delivery of the warrant property or both and whether settlement will occur on a net basis or a gross basis.

     Before exercising the warrants, you will not have any of the rights of holders of the warrant property deliverable upon exercise of the warrants, including the right to receive dividends, if any, or payments upon liquidation, dissolution or winding-up or to exercise voting rights, if any.

                       DESCRIPTION OF PURCHASE CONTRACTS
                               AND PURCHASE UNITS

     We may issue purchase contracts for the purchase and sale of, or whose cash value is determined by reference or linked to the performance, level or value of, one or more of the following:

     - securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

     - one or more currencies;

     - one or more commodities price indices for example, power;

     - one or more indices of natural events for example weather;

     - one or more general price indices;

     - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

     - combinations or subsets of the items described above.

     - We refer to each property described above as a "purchase contract property". Each purchase contract will obligate:

     - the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

     - the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

     Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying property under the contract, including any right to receive payments on that property, until the purchase contract is exercised.

     A copy of the purchase agreement will be filed with the SEC in connection with the offering of purchase contracts. This description sets forth some general terms and provisions of the purchase contracts and purchase units to be offered and is not intended to be complete.

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     The prospectus supplement will contain, where applicable, the following information about the purchase contract:

     - whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

     - whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

     - any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

     - whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

     - whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

     The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred stock or debt obligations of third parties, including United States treasury securities, securing the holders' obligations to purchase the purchase contract property. These units are called "purchase units". If we issue a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

     The applicable prospectus supplement will describe the terms of the purchase contracts or purchase units. The description in the prospectus supplement will not necessarily be complete, and you should read the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts or purchase units. Any material United States federal income tax considerations applicable to the purchase units and the purchase contracts will also be discussed in the applicable prospectus supplement

                              SELLING SHAREHOLDERS

     Selling shareholders may from time to time offer up to an aggregate of 16,200,000 shares of our common stock. These shareholders may include purchasers of our common stock in private placements and other holders of restricted stock, including our officers, directors and employees.

     The prospectus supplement for any offering of common stock by selling shareholders will include the following information about any selling shareholders:

     - the names of the selling shareholders;

     - the nature of any position, office or other material relationship between any of the selling shareholders and us, our affiliates or predecessors during the last three years;

     - the number of shares of common stock offered by selling shareholders under the prospectus supplement; and

     - the number of shares of common stock owned by the selling shareholders before and after the offering and, if one percent or more, the percentage of common stock owned by selling shareholders after the offering.

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                              PLAN OF DISTRIBUTION

     We and any selling shareholders may offer and sell the securities described in this prospectus:

     - through agents;

     - through one or more underwriters or dealers;

     - through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent; but may position and resell a portion of the block as principal to facilitate the transaction;

     - directly to one or more purchasers (through a specific bidding or auction process or otherwise);

     - in at the market offerings, within the meaning of Rule 415(a)(4) of the Securities Act;

     - through a combination of any of these methods of sale; or

     - at a fixed exchange ratio in return for other of our securities.

     The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices relating to the prevailing market prices; or

     - at negotiated prices.

     Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

     If we or any selling shareholders offer and sell securities through an underwriter or underwriters, we or the selling shareholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

     If we or the selling shareholders offer and sell securities through a dealer, we, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

     We or the selling shareholders may solicit offers to purchase the securities directly and we or the selling shareholders may sell the securities directly to institutional or other investors. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

     We or the selling shareholders may enter into agreements with agents, underwriters and dealers under which we or the selling shareholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or the selling shareholders in the ordinary course of business.

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     We or the selling shareholders may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     We or the selling shareholders may authorize our respective agents or underwriters to solicit offers to purchase securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the securities sold will be made under the contracts and any conditions to each party's performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

     Unless indicated in the applicable prospectus supplement, all debt securities, depositary shares, preferred stock, warrants, purchase contracts and purchase units will be new issues of securities with no established trading market. Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange, except for the common stock, which is listed on the New York Stock Exchange. Underwriters involved in the public offering and sale of these securities may make a market in the securities. They are not obligated to make a market, however, and may discontinue market making activity at any time. We can not give any assurance as to the liquidity of the trading market for any of these securities.

                                 LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Washington, D.C., will pass upon the validity of the securities being offered by this prospectus. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Mirant Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated by reference in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

     The financial statements of Berliner Kraft-und Licht (Bewag) Aktiengesellschaft (currently Bewag AG) as of June 30, 1998 and for the year ended June 30, 1998 incorporated by reference in this prospectus have been audited by KPMG Deutsche Treuhand-Gesellschaft, independent accountants, as indicated in their report, with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

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                                 (MIRANT LOGO)